Exhibit 99.(n).1

VIRTUS ALTERNATIVE SOLUTIONS TRUST

FIRST AMENDMENT

to

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 28th day of May, 2015, amends that certain amended and restated plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, dated September 17, 2014 (the “Rule 18f-3 Plan”), as herein below provided:

W I T N E S S E T H:

WHEREAS, the Fund wishes to amend Schedule A of the Rule 18f-3 Plan to reflect the addition of the Virtus Multi-Strategy Target Return Fund and to otherwise update the Schedule.

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Rule 18f-3 Plan is amended as follows:

1.	Schedule A to the Rule 18f-3 Plan is hereby replaced with Schedule A attached hereto and made a part of the Rule 18f-3 Plan.

2.	Except as herein provided, the Rule 18f-3 Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Rule 18f-3 Plan.

SCHEDULE A

(as of May 28, 2015)

	A Shares	C Shares	I Shares	R6 Shares

Virtus Alternative Income Solution Fund	X	X	X
Virtus Alternative Inflation Solution Fund	X	X	X
Virtus Alternative Total Solution Fund	X	X	X	X
Virtus Multi-Strategy Target Return Fund	X	X	X
Virtus Strategic Income Fund	X	X	X